Exhibit 10.1

MERGER AGREEMENT

by and between

CITIZENS NATIONAL BANK

(Subsidiary)

and

CNB BANCORP, INC.

(Parent)

Dated as of May 6, 2011

TABLE OF CONTENTS

Article I. TRANSACTIONS AND TERMS OF MERGER		1
1.1.	MERGER	1
1.2.	Time and Place of Closing	2
1.3.	Effective Time	2
Article II. ORGANIZATION OF SUBSIDIARY FOLLOWING CLOSING		2
2.1.	Directors and Officers	2
Article III. MANNER OF CONVERTING SHARES		2
3.1.	Effect on Subsidiary Common Stock	2
3.2.	Subsidiary Warrants	3
3.3.	Dissenting Shareholders	3
Article IV. REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY		4
4.1.	Organization, Standing, and Power	4
4.2.	Authority of Subsidiary; No Breach By Agreement	4
4.3.	Capital Stock	5
4.4.	Subsidiaries	5
4.5.	Financial Statements	5
4.6.	Absence of Undisclosed Liabilities	6
4.7.	Absence of Certain Changes or Events	6
4.8.	Tax Matters	6
4.9.	Allowance for Possible Loan Losses; Loan and Investment Portfolio, Etc.	6
4.10.	Assets	7
4.11.	Intellectual Property; Restrictive Covenants	7
4.12.	Environmental Matters	7
4.13.	Compliance with Laws	8
4.14.	Labor Relations	8
4.15.	Employee Benefit Plans	8
4.16.	Material Contracts	9
4.17.	Privacy of Customer Information	10
4.18.	Legal Proceedings	10
4.19.	Reports	11
4.20.	Books and Records	11
4.21.	Loans to Executive Officers and Directors	11
4.22.	Brokers and Finders; Opinion of Financial Advisor	11
4.23.	Board Recommendation	11
4.24.	Delivery of Subsidiary Disclosure Memorandum	12
4.25.	Existing Knowledge	12
Article V. REPRESENTATIONS AND WARRANTIES OF PARENT		12
5.1.	Organization, Standing, and Power	12
5.2.	Authority; No Breach By Agreement	12
5.3.	Financial Statements	13
5.4.	Brokers and Finders	13
5.5.	Certain Actions	13
5.6.	Statements True and Correct	13
5.7.	Capital Stock	14

5.8.	Board Recommendation	14
Article VI. CONDUCT OF BUSINESS PENDING CONSUMMATION		14
6.1.	Affirmative Covenants	14
6.2.	Negative Covenants of Subsidiary	15
6.3.	Adverse Changes in Condition	15
6.4.	Reports	15
Article VII. ADDITIONAL AGREEMENTS		15
7.1.	Shareholder Approvals	15
7.2.	Consents of Regulatory Authorities	16
7.3.	Agreement as to Efforts to Consummate	16
7.4.	Employee Benefits and Contracts	16
Article VIII. CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		16
8.1.	Conditions to Obligations of Each Party	16
8.2.	Conditions to Obligations of Parent	17
8.3.	Conditions to Obligations of Subsidiary	18
Article IX. TERMINATION		19
9.1.	Termination	19
9.2.	Effect of Termination	19
9.3.	Non-Survival of Representations and Covenants	19
Article X. MISCELLANEOUS		19
10.1.	Definitions	19
10.2.	Expenses	27
10.3.	Brokers and Finders	27
10.4.	Entire Agreement	27
10.5.	Amendments	27
10.6.	Waivers	27
10.7.	Assignment	28
10.8.	Notices	28
10.9.	Governing Law	28
10.10.	Counterparts	28
10.11.	Captions; Articles and Sections	29
10.12.	Interpretations	29
10.13.	Enforcement of Agreement	29
10.14.	Severability	29

LIST OF EXHIBITS

Exhibit	Description

Exhibit 6.2A	Amendment of the Articles of Association of Citizens National Bank

Exhibit 6.2B	Amendment of the Bylaws of Citizens National Bank

THIS MERGER AGREEMENT (this “Agreement”), dated as of May 6, 2011, is by and between Citizens National Bank, a national bank (“Subsidiary”), and CNB Bancorp, Inc., a Virginia corporation (“Parent”).

Preamble

The Boards of Directors of Parent and Subsidiary are of the opinion that the transaction described herein is in the best interest of the parties and their respective shareholders. This Agreement provides for a statutory merger (the “Merger”) pursuant to Article 12, Section 13.1-719 of the Virginia Stock Corporation Act (the “VSCA”). By virtue of the Merger, Parent shall be merged with and into Subsidiary, with Subsidiary as the surviving entity. Each share of Parent Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive one share of Subsidiary Common Stock. The transaction described in this Agreement is subject to the approvals of the shareholders of Subsidiary, Parent, regulatory agencies, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 with respect to Parent, Subsidiary, and Parent’s shareholders.

Certain terms used in this Agreement are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the mutual warranties, representations, covenants, and agreements set forth herein, Ten Dollars ($10.00) paid in hand, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I.

TRANSACTIONS AND TERMS OF MERGER

1.1. MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time and in accordance with the applicable provisions of the VSCA, shares of Parent Common Stock held by Parent’s Shareholders shall be converted into the right to receive shares of Subsidiary Common Stock pursuant to the Merger as provided under Section 13.1-716 of the VSCA and as otherwise set forth in the Articles of Merger to be filed with the Commonwealth of Virginia State Corporation Commission and the OCC. The separate corporate existence of Subsidiary shall continue following the Merger and the separate corporate existence of Parent shall be dissolved and cease to exist following the Merger. At the Effective Time, the articles of incorporation and bylaws of Subsidiary shall be the articles of incorporation and bylaws of Subsidiary in effect immediately prior to the Effective Time. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Subsidiary and Parent.

1.2. Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 12:00 P.M. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3. Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and time the Articles of Merger (the “Articles of Merger”) reflecting the Merger shall be filed and become effective with the Virginia State Corporation Commission and the OCC (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five (5) business days of the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger or (ii) the date on which the shareholders of Parent approve this Agreement.

ARTICLE II.

ORGANIZATION OF SUBSIDIARY FOLLOWING CLOSING

2.1. Directors and Officers. All of the directors and officers of Subsidiary in office immediately prior to the Effective Time shall serve as the directors and officers of the Subsidiary from and after the Effective Time in accordance with the Bylaws of the Subsidiary.

ARTICLE III.

MANNER OF CONVERTING SHARES

3.1. Effect on Subsidiary Common Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their shareholders, each share of Parent Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted for the right to receive one share of Subsidiary Common Stock, and each share of Parent Common Stock that is owned by shareholders properly exercising their appraisals’ rights pursuant to Article 15, Section 13.1-730 of the VSCA (the “Dissenter Shares”) shall be converted to the right to receive an amount of cash (the “Per Share Price”), which Per Share Price shall be equal to $1.75 share.

(b) At the Effective Time, the rights of Parent, as Subsidiary’s sole shareholder, with respect to all outstanding shares of Subsidiary Common Stock shall cease to exist.

(c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Rights (as defined below) shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the exchange ratio.

3.2. Subsidiary Warrants. Each holder (each, a “Warrantholder”) of an outstanding warrant to purchase shares of Parent Common Stock (each, a “Warrant”) and each holder (each an “Optionholder”) of an outstanding option to acquire shares of Parent Common Stock granted pursuant to the Parent Stock Option Plan each, an (“Option”), (the Warrants and the Options are sometimes referred to collectively herein as the (“Rights”) upon surrender of each Warrant or Option shall respectively receive a Warrant or Option of the Subsidiary for each such Warrant or Option of Parent so surrendered.

3.3. Dissenting Shareholders. Any holder of shares of Parent Common Stock who perfects such holder’s appraisals’ rights in accordance with and as contemplated by the applicable provisions of VSCA shall be entitled to receive from Subsidiary, in lieu of the Per Share Price, if such holder properly elects not to receive the Per Share Price, the value of such shares as to which appraisals’ rights have been perfected in cash as determined pursuant to the applicable provisions of the VSCA; provided that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such Law, and surrendered to Subsidiary the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Parent fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, each share of Parent Common Stock of such dissenting shareholder shall be converted to the right to receive one share of Subsidiary Common Stock.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY

Subsidiary represents and warrants to Parent, except as set forth on the Subsidiary Disclosure Memorandum with respect to each such Section below, as follows:

4.1. Organization, Standing, and Power. Subsidiary is a national bank duly organized, validly existing, and in good standing under the Laws of the United States of America. Subsidiary has the power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Subsidiary is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Subsidiary are insured by the FDIC’s Bank Insurance Fund.

4.2. Authority of Subsidiary; No Breach By Agreement.

(a) Subsidiary has the power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger, including any necessary approvals referred to in Sections 8.1(b) and 8.1(c), by Parent’s shareholders in accordance with this Agreement and Article 12, Section 13.1-718 of the VSCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Subsidiary, subject to the approval of this Agreement by Subsidiary’s sole shareholder. Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by requisite Parent shareholder approval, this Agreement represents a legal, valid, and binding obligation of Subsidiary, enforceable against Subsidiary in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Subsidiary, nor the consummation by Subsidiary of the transactions contemplated hereby, nor compliance by Subsidiary with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Subsidiary, or any resolution adopted by the board of directors or the sole shareholder of Subsidiary; or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Subsidiary under, any Contract or Permit of Subsidiary or; (iii) subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Subsidiary or any of its material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by Subsidiary of the Merger and the other transactions contemplated in this Agreement.

4.3. Capital Stock.

(a) The authorized capital stock of Subsidiary consists only of (a) 1,000 shares of Subsidiary Common Stock, of which 525 shares are issued and outstanding as of the date of this Agreement and (b) 1,000 shares of preferred stock, of which no shares are issued and outstanding as of the date of this Agreement. The Subsidiary has no other common stocks, preferred stocks or other capital instruments authorized or outstanding. All of the issued and outstanding shares of capital stock of Subsidiary are duly and validly issued and outstanding and are fully paid and nonassessable, except to the extent provided by applicable laws. None of the outstanding shares of capital stock of Subsidiary have been issued in violation of any preemptive rights of the current or past shareholders of Subsidiary. Subject to and immediately upon approval by the shareholders of Parent of this Agreement, including the Merger, the Subsidiary shall amend its articles of association to increase its authorized shares of Common Stock, as set forth in Exhibit 6.2A attached hereto.

(b) There are no shares of capital stock or other equity securities of Subsidiary reserved for issuance and no outstanding Subsidiary Rights relating to the capital stock of Subsidiary.

(c) Except as specifically set forth in this Section 4.3, there are no shares of Subsidiary capital stock or other equity securities of Subsidiary outstanding and there are no outstanding Subsidiary Rights with respect to any Subsidiary securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Subsidiary Right for the purchase, subscription, exchange or issuance of any securities of Subsidiary.

4.4. Subsidiaries. Subsidiary has no Subsidiaries.

4.5. Financial Statements. Each of the Subsidiary Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), fairly presented the financial position of Subsidiary at the respective dates and the results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

4.6. Absence of Undisclosed Liabilities. Subsidiary has no Liabilities required under GAAP to be set forth on its balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Subsidiary Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the balance sheet of Subsidiary as of March 31, 2011, included in the Subsidiary Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto; (ii) incurred in the ordinary course of business consistent with past practices; or (iii) incurred in connection with the transactions contemplated by this Agreement.

4.7. Absence of Certain Changes or Events. Except as disclosed in the Subsidiary Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the Subsidiary Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Subsidiary Material Adverse Effect, (ii) Subsidiary has taken no action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would constitute a Subsidiary Material Adverse Effect or violation of any of the covenants and agreements of Subsidiary provided in this Agreement, and (iii) since March 31, 2011, the Subsidiary has conducted its business in the ordinary course of business consistent with past practice.

4.8. Tax Matters.

(a) Subsidiary has timely filed with the appropriate Taxing Authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. All Taxes of Subsidiary (whether or not shown on any Tax Return) have been fully and timely paid.

(b) Subsidiary has complied with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(c) Subsidiary has provided Parent access to complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Subsidiary relating to the taxable periods since inception and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the Subsidiary.

4.9. Allowance for Possible Loan Losses; Loan and Investment Portfolio, Etc. As of March 31, 2011, Subsidiary’s reserve for possible loan losses (the “Allowance”), and its treatment for foreclosed real property owned by Subsidiary, has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the FDIC and the OCC and, in the best judgment of management of Subsidiary (i) is reasonable in view of the size and character of its loan portfolio, current economic conditions and other relevant factors, and (ii) is adequate to provide for losses relating to or the risk of loss inherent in its loan portfolio.

4.10. Assets.

(a) To Subsidiary’s Knowledge, except as disclosed in Section 4.10 of the Subsidiary Disclosure Memorandum or as disclosed or reserved against in the Subsidiary Financial Statements delivered prior to the date of this Agreement, the Subsidiary has good and marketable title, free and clear of all Liens, to all of its Assets that it owns. In addition, to Subsidiary’s Knowledge, all tangible properties used in the businesses of the Subsidiary are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Subsidiary’s past practices.

(b) All Assets which are material to Subsidiary’s business, held under leases or subleases by the Subsidiary, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

(c) The Subsidiary currently maintains insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility. Subsidiary has not received notice from any insurance carrier that any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, premium costs with respect to such policies of insurance will be substantially increased, or similar coverage will be denied or limited or not extended or renewed with respect to Subsidiary, any act or occurrence, or that any Asset, officer, director, employee or agent of Subsidiary will not be covered by such insurance or bond.

(d) The Assets of the Subsidiary include all Assets required by Subsidiary to operate the business of the Subsidiary as presently conducted.

4.11. Intellectual Property; Restrictive Covenants. Except to the extent the absence of any of the following would not have a Subsidiary Material Adverse Effect, Subsidiary owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted. Subsidiary has not violated, and currently is not in conflict with in any material respect, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity. Subsidiary owns, possesses or has the right to use any and all licenses necessary to lawfully use any and all software, applications and code currently installed or otherwise in use on any computer hardware of Subsidiary or otherwise used by Subsidiary in the conduct of its business. To Subsidiary’s Knowledge and except as otherwise disclosed in Section 4.11 of the Subsidiary Disclosure Memorandum, no officer, director, or employee of Subsidiary is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including Subsidiary.

4.12. Environmental Matters.

(a) Subsidiary has made available to Parent true and complete copies of all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies relating to its Participation Facilities and Operating Properties, which are in the possession of Subsidiary and of which management of Subsidiary has knowledge.

(b) To Subsidiary’s Knowledge, Subsidiary, its Participation Facilities, and its Operating Properties are, and have been, in material compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Subsidiary Material Adverse Effect.

4.13. Compliance with Laws.

(a) Subsidiary is a national bank duly registered and in good standing as such with the OCC and its deposits are insured by the FDIC up to applicable limits.

(b) Subsidiary has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable its business. Except as disclosed in Section 4.13 of the Subsidiary Disclosure Memorandum, Subsidiary is not in Default under any Laws or Orders applicable to its business. Subsidiary has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and Subsidiary has timely filed all reports of suspicious activity and currency transaction reports, including those required under 12 C.F.R. § 21.11, and prior to the Effective Time will use commercially reasonable efforts to comply with all suggestions and recommendations for compliance related to the Bank Secrecy Act and the USA Patriot Act from Regulatory Authorities specifically addressed to Subsidiary.

4.14. Labor Relations. Subsidiary (i) has paid in full to or accrued on behalf of all its respective directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services rendered, and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by Law or its existing policies or practices, and (ii) to the best Knowledge of management of Subsidiary, is in compliance in all material respects with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and no person has, to the best Knowledge of management of Subsidiary, asserted that Subsidiary is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

4.15. Employee Benefit Plans.

(a) Subsidiary previously delivered to Parent a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans and agreements; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by Subsidiary for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the “Plans”).

(b) All Plans maintained by or otherwise covering employees or former employees of Subsidiary currently are, and at all times have been, in compliance with all provisions and requirements of ERISA except those the noncompliance of which, when taken as a whole, would not constitute a Subsidiary Material Adverse Effect. There is no pending or, to Subsidiary’s best knowledge, threatened litigation relating to any Plan or any such Plan previously maintained by Subsidiary.

(c) Subsidiary has previously delivered to Parent a true, correct and complete copy (including copies of all amendments thereto) of each of its retirement plans that is intended to be qualified under Section 401(a) of the Code (collectively, the (“Retirement Plans”), together with true, correct and complete copies of the summary plan descriptions relating to the Retirement Plans, the most recent determination letters received from the United States Internal Revenue Service (“IRS”) regarding the Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Retirement Plans. Without limiting the generality of the foregoing, all reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed.

(d) Except as otherwise disclosed in the Subsidiary Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment to any person (including, without limitation, any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(e) Subsidiary does not own any bank-owned life insurance, is not a party to any split dollar life insurance arrangement and does not maintain any plan of deferred compensation not intended to be qualified under Section 401(a) of the Code.

4.16. Material Contracts.

(a) Except as disclosed in Section 4.16(a) of the Subsidiary Disclosure Memorandum or otherwise reflected in the Subsidiary Financial Statements, neither Subsidiary, nor any of its Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $10,000; (ii) any Contract relating to the borrowing of money by Subsidiary or the guarantee by Subsidiary of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances incurred in the ordinary course of Subsidiary’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Subsidiary’s business); (iii) any Contract which prohibits or restricts Subsidiary or any of its personnel from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person; (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses); (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by Subsidiary; (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $10,000); (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet; and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by Subsidiary as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act (together with all Contracts referred to in Section 4.11, (the “Subsidiary Contracts”).

(b) With respect to each Subsidiary Contract and except as disclosed in Section 4.16(b) of the Subsidiary Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) Subsidiary is not in Default thereunder; (iii) Subsidiary has not repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to Subsidiary’s Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no Consent is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. All of the indebtedness of Subsidiary for money borrowed is prepayable at any time by Subsidiary without penalty, premium or charge, except as specified in Section 4.16(b) of the Subsidiary Disclosure Memorandum.

4.17. Privacy of Customer Information. Subsidiary is the sole owner of all individually identifiable personal information (“IIPI”) relating to customers, former customers, and prospective customers that will be transferred to Parent pursuant to this Agreement. Subsidiary’s collection and use of such IIPI complies in all material respects with Subsidiary’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Contract and industry standard relating to privacy.

4.18. Legal Proceedings. Except as disclosed in Section 4.18 of the Subsidiary Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Subsidiary, threatened (or unasserted but considered probable of assertion) against Subsidiary, or to Subsidiary’s Knowledge, against any director, officer, employee, or agent of Subsidiary in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Subsidiary or Employee Benefit Plan of Subsidiary, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against Subsidiary.

4.19. Reports. Except as disclosed in Section 4.19 of Subsidiary Disclosure Memorandum, since January 1, 2009, and, to the Knowledge of management of the Subsidiary, since Subsidiary’s inception, Subsidiary has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 4.19, Subsidiary may have made immaterial late filings.

4.20. Books and Records. The books and records of Subsidiary have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books and records are complete and reflect accurately in all material respects Subsidiary’s items of income and expense and all of its assets, liabilities and shareholders’ equity. The minute books of Subsidiary accurately reflect in all material respects the corporate actions which its shareholder and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Parent and its Representatives.

4.21. Loans to Executive Officers and Directors. Subsidiary has not, since January 1, 2009 and, to the Knowledge of management of Subsidiary, Subsidiary has not since its inception, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Subsidiary, except as permitted by Section 13(k) of the Exchange Act and Federal Reserve Regulation 0.

4.22. Brokers and Finders; Opinion of Financial Advisor. Neither Subsidiary nor any of its officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other fees in connection with this Agreement or the transactions contemplated hereby.

4.23. Board Recommendation. The board of directors of Subsidiary, pursuant to duly adopted resolutions, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby, taken together, are fair to and in the best interests of the Subsidiary’s sole shareholder; and (ii) resolved, subject to the terms of this Agreement, to recommend that the sole shareholder of Subsidiary Common Stock approve this Agreement, the Merger, and the related transactions.

4.24. Delivery of Subsidiary Disclosure Memorandum. Subsidiary has delivered to Parent a complete Subsidiary Disclosure Memorandum.

4.25. Existing Knowledge. Parent acknowledges and agrees that Parent has intimate knowledge of the business and financial condition and operations of Subsidiary, as its sole shareholder. Parent covenants to advise Subsidiary immediately in the event Parent becomes aware of any of Subsidiary’s representations and warranties contained in this Article IV being untrue in any respect.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Subsidiary as follows:

5.1. Organization, Standing, and Power. Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Virginia, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.2. Authority; No Breach By Agreement.

(a) Subject to the receipt of the requisite Consents referred to in Sections 8.1(a) and 8.1(b): (i) Parent has the corporate power and authority necessary to execute, deliver, and perform this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby; (ii) the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent; and (iii) this Agreement represents a legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent’s articles of incorporation or bylaws; or (ii) result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Parent under, any Contract or Permit of the Parent; or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to the Parent or any of its material Assets.

5.3. Financial Statements. The Parent Financial Statements are available publicly on EDGAR in connection with Parent’s filings with the SEC.

5.4. Brokers and Finders. Neither Parent nor any of its officers, directors, employees, or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

5.5. Certain Actions. Parent has neither taken nor agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in Sections 8.1(a) or 8.1(b).

5.6. Statements True and Correct.

(a) No statement, certificate, instrument, or other writing furnished or to be furnished by the Parent to Subsidiary pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied or to be supplied by the Parent for inclusion in the proxy to be filed by Parent with the SEC will, when the proxy becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by the Parent for inclusion in the proxy to be mailed to Parent’s shareholders in connection with the Parent Shareholders Meeting, and any other documents to be filed by the Parent with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, or when first mailed to the shareholders of Parent be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, at the time of the Parent’s Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Parent’s Shareholders Meeting.

(c) All documents that the Parent is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.7. Capital Stock. At December 31, 2010, there were (i) 10,000,000 authorized shares of common stock of Parent, of which 1,500,427 shares were issued and outstanding; (ii) 1,000,000 authorized shares of preferred stock of Parent, of which no shares were issued and outstanding; (iii) outstanding options to purchase 80,527 shares of common stock of the Parent, at a weighted-average exercise price equal to $7.11; and (iv) 81,375 issued and outstanding warrants issued to organizing directors of Parent, which vested fully in 2005, at an exercise price of $6.67 per share.

5.8. Board Recommendation. The board of directors of Parent, at a meeting duly called and held, has by vote of the directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby, taken together, are fair to and in the best interests of the Parent’s shareholders; and (ii) resolved, subject to the terms of this Agreement, to recommend that the shareholders of Parent Common Stock approve this Agreement, the Merger, and the related transactions.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1. Affirmative Covenants.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and, except as otherwise expressly contemplated herein, Subsidiary shall (i) operate its business only in the usual, regular, and ordinary course; (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises and its existing insurance; (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Subsidiary shall have been obtained, and except as otherwise expressly contemplated herein, Parent shall take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

6.2. Negative Covenants of Subsidiary. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein, Subsidiary covenants and agrees that it will not do or agree or commit to do any of the following:

(a) amend its articles of incorporation, bylaws, or other governing instruments, except that Subsidiary may amend its articles of incorporation and bylaws in the forms attached hereto as Exhibits 6.2A and 6.2B;

(b) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Subsidiary Common Stock, any other capital stock of Subsidiary, or any Subsidiary Right, except for this Agreement.

(c) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement; or

(d) take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of this Merger.

6.3. Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it which (i) has had or is reasonably likely to have, individually or in the aggregate, a Subsidiary Material Adverse Effect or a Parent Material Adverse Effect, as applicable; (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein; or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its commercially reasonable efforts to prevent or promptly to remedy the same.

6.4. Reports. Each of Parent and Subsidiary shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

ARTICLE VII.

ADDITIONAL AGREEMENTS

7.1. Shareholder Approvals. Parent will submit to its shareholders this Agreement and any other matters required to be approved or adopted by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation,

Parent will take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold the Parent Shareholder Meeting as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement.

7.2. Consents of Regulatory Authorities. The Parties hereto shall use their commercially reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger).

7.3. Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement.

7.4. Employee Benefits and Contracts.

(a) All persons who are employees of either Parent or Subsidiary immediately prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of Subsidiary. All of the Continuing Employees shall be employed at the will of Subsidiary and no contractual right to employment shall inure to such employees because of this Agreement except as otherwise set forth in this Agreement.

(b) Each Continuing Employee shall be eligible to continue to participate in Subsidiary’s Employee Benefit Plans, with full credit for prior service with Subsidiary for purposes of eligibility and vesting.

(c) No officer, employee, director, or other Person (other than the corporate Parties to this Agreement) shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement.

(d) The consummation of the transactions contemplated by this Agreement shall not trigger any change of control or similar provisions of any employment or similar agreement.

ARTICLE VIII.

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1. Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a) Shareholder Approval. The shareholders of Parent shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of Parent’s Articles of Incorporation and Bylaws.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the board of directors of Parent would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the Parent would not, in its reasonable judgment, have entered into this Agreement.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Subsidiary Material Adverse Effect or a Parent Material Adverse Effect, as applicable. Subsidiary shall have obtained the Consents listed in Section 8.1(c) of the Subsidiary Disclosure Memorandum, including, to the extent applicable, Consents from the lessors of each office leased by Subsidiary, if any. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Parent would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Parent would not, in its reasonable judgment, have entered into this Agreement.

(d) Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

8.2. Conditions to Obligations of Parent. The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 10.6(a):

(a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Subsidiary set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 4.3 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of Subsidiary set forth in this Agreement (including the representations and warranties set forth in Section 4.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Subsidiary Material Adverse Effect, provided that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Subsidiary to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Notices of Dissent. Parent shall not have received notice from its shareholders of their intent to exercise their statutory right to dissent with respect to more than 5% of the outstanding shares of Parent Common Stock.

(d) No Material Adverse Effect. There shall not have occurred any Subsidiary Material Adverse Effect from the March 31, 2011 balance sheet to the Effective Time with respect to Subsidiary.

8.3. Conditions to Obligations of Subsidiary. The obligations of Subsidiary to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Subsidiary pursuant to Section 10.6(b):

(a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Parent Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

ARTICLE IX.

TERMINATION

9.1. Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Parent, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual written agreement of Parent and Subsidiary.

9.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either Parent or Subsidiary pursuant to Section 9.1, this Agreement shall become void and have no effect, except that no such termination shall relieve a breaching Party from Liability resulting from any breach by that Party of this Agreement.

9.3. Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

ARTICLE X.

MISCELLANEOUS

10.1. Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning as set forth in the introductory paragraph of this Agreement.

“Allowance” shall have the meaning as set forth in the Section 4.9 of this Agreement.

“Articles of Merger” shall have the meaning as set forth in the Section 1.3 of this Agreement.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Closing” shall have the meaning as set forth in Section 1.2 of this Agreement.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Employee” shall have the meaning as set forth in Section 7.4 of this Agreement.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit; (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit; or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Dissenter Shares” shall have the meaning as set forth in Section 3.1(a) of this Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of this Agreement.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee

Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.17 of this Agreement.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(c) of this Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry by the chairman, president, or chief financial officer of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Merger” shall have the meaning as set forth in the Preamble of this Agreement.

“OCC” shall have the meaning as set forth in Section 1.1 of this Agreement.

“Operating Property” means any property owned, leased or operated by the Party in question or in which such Party holds a security interest or other interest (including in interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Options” shall have the meaning as set forth in Section 3.2 of this Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Parent” shall have the meaning as set forth in the introductory paragraph of this Agreement.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Parent, taken as a whole, or (ii) the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Parent Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Parent taken with the prior written Consent of Subsidiary in contemplation of the transactions contemplated hereby, or (D) the direct effects of compliance with this Agreement on the operating performance of Parent.

“Parent Shareholders Meeting” means the meeting of Parent’s shareholders to be held pursuant to Section 1.3, including any adjournment or adjournments thereof.

“Parent Stock Option Plan” means the CNB Bancorp, Inc. 2002 Stock Incentive Plan.

“Participation Facility” means any facility or property in which the Party in question participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means Subsidiary or Parent.

“Parties” means both Subsidiary and Parent.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Plan(s)” shall have the meaning as set forth in Section 4.15(a) of this Agreement.

“Regulatory Authorities” means, collectively, the OCC, the SEC, the VBFI, the Department of Justice, and the Federal Reserve, and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Retirement Plan” shall have the meaning as set forth in Section 4.15(c) of this Agreement.

“Rights” shall have the meaning as set forth in Section 3.2 of this Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiary” shall have the meaning as set forth in the introductory paragraph of this Agreement.

“Subsidiary Common Stock” means the common stock of Subsidiary.

“Subsidiary Contracts” shall have the meaning as set forth in Section 4.16(a) of this Agreement.

“Subsidiary Disclosure Memorandum” means the written information entitled “Subsidiary Disclosure Memorandum” delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

“Subsidiary Financial Statements” means (i) the balance sheets of Subsidiary as of March 31, 2011, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended March 31, 2011, and for each of the three fiscal years ended December 31, 2010, and (ii) the balance sheets of Subsidiary (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to March 31, 2011.

“Subsidiary Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the management team, financial position, property, business, assets or results of operations of Subsidiary, taken as a whole, or (ii) the ability of Subsidiary to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Subsidiary Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities; (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies; or (C) actions and omissions of Subsidiary taken with the prior written Consent of Parent in contemplation of the transactions contemplated hereby.

“Subsidiary Rights” means any options or warrants to acquire Subsidiary Common Stock.

“Subsidiaries” means all those corporations, bank associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its Parent (provided there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity); (ii) in the case of partnerships, serves as a general partner; (iii) in the case of a limited liability company, serves as a managing member; or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries, if any.

“VBFI” shall mean the State of Virginia Bureau of Financial Institutions.

“VSCA” shall have the meaning set forth in the Preamble of this Agreement.

“Warrant” shall have the meaning as set forth in Section 3.2 of this Agreement.

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.

10.2. Expenses. Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Parent, shall be paid at Closing and prior to the Effective Time.

10.3. Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Subsidiary or by Parent, each of Subsidiary and Parent, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim.

10.4. Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10.5. Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Parent Common Stock, there shall be made no amendment that (i) reduces or modifies in any respect the consideration to be received by holders of Parent Common Stock; (ii) changes the articles of incorporation of the Subsidiary, except for changes permitted by Section 13.1-706 of the VSCA; or (iii) changes any of the other terms or conditions of the Merger if the change would adversely affect such shareholders in any material respect.

10.6. Waivers.

(a) Prior to or at the Effective Time, Parent, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Subsidiary, to waive or extend the time for the compliance or fulfillment by Subsidiary of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

(b) Prior to or at the Effective Time, Subsidiary, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Subsidiary under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Subsidiary.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7. Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

10.8. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Parties, each at 11407 Windsor Blvd., Windsor, VA 23487, and shall be deemed to have been delivered as of the date so delivered or refused.

10.9. Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Virginia and the laws of the United States of America. The Parties all expressly agree and acknowledge that the State of Virginia has a reasonable relationship to the Parties and/or this Agreement. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in a court of competent jurisdiction within such state, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

10.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11. Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12. Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by both Parties and their attorneys, and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13. Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(Signatures appear on next page)

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.

CNB BANCORP, INC.

By:	/s/ Jeffrey H. Noblin

Title:	President & CEO

CITIZENS NATIONAL BANK

By:	/s/ Jeffrey H. Noblin

Title:	President & CEO

Exhibit 6.2A

FIRST AMENDMENT

TO

THE ARTICLES OF ASSOCIATION

OF

CITIZENS NATIONAL BANK

The Articles of Association of Citizens National Bank are hereby amended by deleting the first paragraph of Article Fifth in its entirety and substituting the following therefor:

“FIFTH: The authorized amount of capital stock of this association shall be 10,000,000 shares of common stock, par value of $.01 per share, and 1,000,000 shares of preferred stock, no par value per share; but said capital stock may be increased or decreased from time to time, according to the provisions of the laws of the United States.”

***

The foregoing amendments were declared advisable and adopted by the Board of Directors of Citizens National Bank by resolutions duly adopted on May 6, 2011, and were subsequently adopted by the Bank’s sole stockholder on May 6, 2011. The foregoing amendments were duly adopted in accordance with the applicable provisions of 12 U.S.C. § 21a.

The undersigned hereby executes this First Amendment of the Articles of Association of Citizens National Bank, declaring and certifying that the facts stated herein are true, and accordingly have hereunto set my hand this 6th day of May, 2011.

CITIZENS NATIONAL BANK

By:
Title:

Exhibit 6.2B

FIRST AMENDMENT TO BYLAWS

The Bylaws of Citizens National Bank are hereby amended by amending and restating Section 1.5 of Article I of the Bylaws in its entirety as follows:

1.5 Action by Shareholder Without Meeting. Any action which may be taken at a meeting of the shareholders may be taken without a meeting if one or more consents, in writing, setting forth the action so taken, shall be signed by all of the shareholders of the Bank and delivered to the Secretary for inclusion in the Bank’s minutes or filing with the Bank’s records. Any action taken by unanimous written consent of the shareholders shall be effective according to its terms when all consents are in possession of the Bank. Notwithstanding the foregoing, an action taken by written consent of the shareholders that specifies an effective date shall be effective as of such date. Shareholders may withdraw their written consent only by delivering a written notice of withdrawal to the Secretary prior to the time that all consents are in possession of the Bank.

Except as provided herein, there will be no other changes to the Bylaws of Citizens National Bank.